Exhibit 99.1

ECD Auto Design Adds Black Dog Traders Branded Classic Toyota FJ SUVs to Product Lineup

Licensing agreement increases production line backlog in capital efficient manner

KISSIMMEE/ FL / PRNewswire / June 4, 2024 / ECD Automotive Design, Inc. (Nasdaq:ECDA) (“ECD” or the “Company”), the world’s largest Land Rover and Jaguar restoration company known for its custom luxury builds, including bespoke Defenders, Range Rovers, Jaguar E-Types and Ford Mustangs announced today that it entered into a licensing agreement with Black Dog Traders to produce branded classic Toyota FJ SUVs at their Kissimmee, FL facility.

The license agreement provides ECD access to Black Dog Trader’s IP, branding and top of funnel marketing support in exchange for a fee and royalty per vehicle sale Black Dog Traders has a rich history in restoration and modification of classic Toyota FJ SUVs for the past decade.

Toyota FJ SUVs, with their unique blend of classic charm and rugged adventure, have garnered a devoted following among classic car enthusiasts. Black Dog Traders, renowned for their premium custom-built FJs, will now lend their expertise to ECD. This strategic relationship will not only allow Black Dog Traders to scale up their operations but also provide ECD with another avenue to produce high-end custom classic vehicles. Producing the FJs allows ECD to meaningfully expand its total addressable market and enhance its industry leading margins at a luxury price point and a fully bespoke customization package. ECD also believes that the classic Toyota FJ is perfectly suited to be equipped with the company’s Generation Two EV kit.

Scott Wallace, CEO of ECD, said, “Working with Black Dog will provide access to a new set of classic car customers, accelerating ECD’s ability to fill our factory with some of the most iconic classic vehicles ever produced. This relationship introduces a new model to ECD’s line-up, providing the company flexibility and increased market penetration in a capital-efficient manner.

Mr. Wallace continued, “We anticipate greater than 100% revenue growth in 2024 and our production backlog carries into the second quarter or 2025 with gross margins on par or better than industry leading luxury car manufacturers such as Ferrari, NV (NYSE: RACE). Beyond manufacturing, we believe the classic car ecosystem is a $15 billion industry encompassing manufacturing, storage, financing and consignment. By expanding our product offerings and customer base, we can look to capitalize on this fragmented and growing market.”

About Black Dog Traders

Black Dog Traders specializes in customizing and modernizing Toyota Land Cruisers. Tailor-made in Dallas Texas to go anywhere and do anything. Our quest in life is to design a truck that will keep up with your wandering spirit. Tackle any obstacle, yet retain the vintage styling roots that we’ve grown to love. The perfect blend of classic and modern, with an emphasis on performance and comfort. For more information, visit www.blackdogtraders.com

About ECD Auto Design

ECD, a public company trading under ECDA on the Nasdaq, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic, the Jaguar E-Type and we have recently added the Ford Mustang. Each vehicle produced by ECD is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence (“ASE”) craftsmen. The company was founded in 2013 by three British “gear heads’ whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD’s global headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 90 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

Investor Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

ECDA@mzgroup.us

+561 489 5315

SOURCE: ECD Automotive Design, Inc.